Exhibit 99.1

Financial Statements of

A&B AEROSPACE, INC.

For the three and nine months ended February 28, 2026 and 2025 (Unaudited)

A&B AEROSPACE, INC.

Balance Sheet (unaudited)

As of:	Note	Feb 28, 2026	May 31, 2025
ASSETS
Current Assets
Cash and cash equivalents		$681,509	$558,081
Accounts receivable, net	5	388,048	327,788
Other receivables		4,000	2,982
Investments, at fair value	9	344,336	178,657
Inventories, net	6	502,717	469,220
Prepaid expenses and other current assets		24,231	7,187
Total Current Assets		$1,944,841	$1,543,915

Non-current Assets
Property and equipment, net	7	$463,772	$543,627
TOTAL ASSETS		$2,408,613	$2,087,542
LIABILITIES
Current Liabilities
Accounts payable		$158,645	$127,201
Credit card payable		5,818	301
Notes payable	8	108,034	161,692
Customer deposits		-	6,135
Accrued settlement liability		225,000	225,000
Total Current Liabilities		$497,497	$520,329

TOTAL LIABILITIES		$497,497	$520,329
COMMITMENT AND CONTINGENCIES	11
STOCKHOLDERS’ EQUITY
Capital stock (no par value, 100,000 shares authorized; 10,000 shares issued and outstanding at February 28, 2026 and May 31, 2025)	10	$-	$-
Paid-in Capital	10	10,000	10,000
Retained Earnings	10	1,901,116	1,557,213
TOTAL STOCKHOLDERS’ EQUITY		$1,911,116	$1,567,213

TOTAL LIABILITIES AND EQUITY		$2,408,613	$2,087,542

The accompanying notes are an integral part of these statements.

A&B AEROSPACE, INC.

Statement of Operations (unaudited)

		Three Months Ended February 28,		Nine Months Ended February 28,
	Note	2026	2025	2026	2025
Revenue	3	$1,274,503	$1,015,933	$3,607,404	$3,197,393
Cost of goods sold		(1,003,914)	(945,867)	(2,139,952)	(2,568,491)
Inventory impairments and write-offs	6	-	-	(695,763)	-
Total cost of goods sold		(1,003,914)	(945,867)	(2,835,715)	(2,568,491)
Gross profit		$270,589	$70,066	$771,689	$628,902
Other income, net		2,694	2,082	16,167	3,922
Litigation settlement expense	11	-	(225,000)	-	(225,000)
Other operating expenses		(146,129)	(157,068)	(432,968)	(504,900)
Income (loss) before income taxes		$127,154	$(309,920)	$354,888	$(97,076)
Income tax expense	13	(3,662)	(3,662)	(10,985)	(10,985)
Net income (loss)		$123,492	$(313,582)	$343,903	$(108,061)
Earnings (loss) per share - basic and diluted		$12.35	$(31.36)	$34.39	$(10.81)
Weighted-average shares outstanding - basic and diluted		10,000	10,000	10,000	10,000

The accompanying notes are an integral part of these statements.

A&B AEROSPACE, INC.

Statement of Changes in Stockholders’ Equity (unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2026	2025	2026	2025
Paid-in Capital	$10,000	$10,000	$10,000	$10,000
Retained Earnings
Beginning Balance	$1,777,624	$1,874,512	$1,557,213	$1,668,991
Net Income (loss)	123,492	(313,582)	343,903	(108,061)
Ending Balance	$1,901,116	$1,560,930	$1,901,116	$1,560,930
Total Equity	$1,911,116	$1,570,930	$1,911,116	$1,570,930

The accompanying notes are an integral part of these statements.

A&B AEROSPACE, INC.

Statement of Cash Flows (unaudited)

	Nine Months Ended February 28,
	2026	2025
Operating activities
Net Income (Loss)	$343,903	$(108,061)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	86,342	76,540
Provision for doubtful accounts	-	(198,042)
Inventory reserves and write-downs	-	80,182
Non-cash adjustments to PP&E and inventory, net	-	(130,722)
Reversal of non-cash accrual	-	225,000
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(60,260)	172,533
Decrease (increase) in Inventories	(33,497)	-
Increase in prepaid expenses and taxes	(17,044)	(7,500)
Decrease (Increase) in other receivables	(1,018)	4,549
Increase in accounts payable and credit cards	36,961	42,001
Decrease in accrued expenses	-	(2,747)
Decrease in customer deposits	(6,135)	(19,498)
Net cash (used in) provided by operating activities	$349,252	$134,235
Investing activities
Purchases of office equipment	(6,487)	(7,891)
Purchases of investments	(165,679)	-
Net cash provided by (used in) investing activities	$(172,166)	$(7,891)
Financing activities
(Repayments) of Newlane Finance note payable	-	(16,013)
(Repayments) of INTECH note payable	(25,893)	(25,003)
(Repayments) of US Bank Equipment loan	(15,179)	(14,262)
(Repayments) of SBA PPP loan	(12,586)	(12,490)
Net cash provided by (used in) financing activities	$(53,658)	$(67,768)

Net increase in cash	$123,428	$58,576
Cash, beginning of period	$558,081	$595,813
Cash, end of period	$681,509	$654,389

The accompanying notes are an integral part of these statements.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

Notes to the Financial Statements

As of February 28, 2026 and May 31, 2025, and for the three and nine months ended February 28, 2026 and 2025 (Unaudited)

NOTE 1: Nature of Operations

A&B Aerospace, Inc. (the “Company”) is a California corporation incorporated in 1992, operating as a precision CNC machining contractor serving the aerospace, defense, and industrial end-markets. The Company manufactures close-tolerance machined components from customer-supplied and Company-procured raw materials, principally aluminum, stainless steel, titanium, and high-temperature alloys, using CNC turning centers, Swiss-type automatic lathes, and vertical machining centers at its facility in Southern California. The Company operates under an AS9100D-certified quality management system and supplies both production and aftermarket components. The Company’s fiscal year ends on May 31. These interim financial statements cover the three and nine months ended February 28, 2026 and the comparable prior-period three and nine months ended February 28, 2025. The nine-month stub period extends from June 1, 2025 through February 28, 2026. The stub period financial statements have been prepared in connection with a potential sale transaction.

NOTE 2: Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and are presented in U.S. dollars.

In accordance with Accounting Standards Codification (ASC) 205-40, Presentation of Financial Statements, Going Concern, management has evaluated whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are available to be issued. The Company generated net income of $123,492 for the three months ended February 28, 2026, compared to a net loss of $313,582 for the three months ended February 28, 2025. For the nine months ended February 28, 2026, the Company generated net income of $343,903, compared to a net loss of $108,061 for the nine months ended February 28, 2025. The Company generated positive cash flow from operations of $349,252 for the nine months ended February 28, 2026, compared to $134,235 for the nine months ended February 28, 2025, demonstrating an ability to fund its day-to-day operations from recurring revenue.

At February 28, 2026, the Company had net working capital (current assets less current liabilities) of approximately $1,447,000, comprising total current assets of approximately $1,945,000 and total current liabilities of approximately $497,000, resulting in a current ratio of approximately 3.9 to 1. Cash and cash equivalents totaled $681,509 and the Company held an additional $344,000 in marketable equity securities, providing aggregate liquid resources of approximately $1,026,000 against total current obligations of approximately $497,000.

Management has assessed the Company’s available cash and cash equivalents, its investment portfolio, and projected operating cash requirements for the twelve months following the date the financial statements are available to be issued. Based on this assessment (including the Company’s positive operating cash-flow trend and its net working capital position) management believes the Company has sufficient liquidity to meet its obligations as they become due, and accordingly the financial statements have been prepared on a going-concern basis.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Areas requiring significant management judgment include the allowance for credit losses on accounts receivable, the net realizable value of inventories (including the capitalized manufacturing-overhead component), the useful lives and recoverability of property and equipment, the valuation of investments, and the assessment of revenue recognition for consignment arrangements under ASC 606. Actual results could differ from those estimates.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash held in demand deposit accounts at federally-insured financial institutions, and highly-liquid investments with original maturities of three months or less at the date of acquisition. Money market funds held at Morgan Stanley are classified as cash equivalents as they are redeemable on demand at net asset value and are invested in short-term, high-credit-quality instruments.

Concentrations of credit risk

The Company is exposed to concentrations of credit risk on cash deposits and trade accounts receivable. The Company’s accounting policy and the quantitative disclosures regarding these concentrations are presented in Note 4.

Investments

Investments consist of marketable equity securities and money market instruments held in a brokerage account at Morgan Stanley. Equity securities are measured at fair value with changes in fair value recognized in the Statement of Operations as a component of Other Income, Net, in accordance with ASC 321, Investments - Equity Securities. Fair values are determined based on quoted market prices in active markets (Level 1 inputs, see Note 9). Dividend income is recognized when the Company’s right to receive payment is established.

Accounts receivable and allowance for credit losses

Accounts receivable are recorded at the invoiced amount, net of an allowance for credit losses. The Company applies the current expected credit loss (“CECL”) model under ASC 326, Financial Instruments - Credit Losses. Under CECL, the Company estimates lifetime expected credit losses at the reporting date based on a combination of (i) a specific-reserve analysis for invoices aged greater than 90 days or where other indicators of collectability risk exist, and (ii) a pooled historical-loss assessment for the remainder of the portfolio. Forward-looking economic indicators (including aerospace end-market demand, customer-specific financial condition, and general macroeconomic conditions) are incorporated where they would materially affect the expected loss estimate. Invoices are charged off against the allowance when management determines, after exhausting commercially reasonable collection efforts, that recovery is not probable.

Inventories

Inventories are stated at the lower of cost or net realizable value, with cost determined using a first-in, first-out (FIFO) method. Inventory cost includes direct materials, direct labor, and an allocation of manufacturing overhead under a full-absorption costing model consistent with ASC 330, Inventory. Manufacturing overhead allocated to inventory includes, among other items, indirect production labor, manufacturing utilities, plant rent, plant insurance, tooling, plant supplies, and depreciation on manufacturing equipment. The Company periodically reviews inventory for excess and obsolete items and records an inventory reserve when necessary.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

The Company evaluates its inventories for excess, slow-moving, and obsolete quantities at each reporting date. A reserve is recorded against inventories where the estimated net realizable value is less than carrying cost based on management’s analysis of (i) ageing of finished goods, (ii) historical and forecast usage by part number, (iii) customer-specific demand visibility (including consumption against open vendor-managed inventory (“VMI”) replenishment commitments), and (iv) the salvage or scrap value of components for which no further demand is anticipated. Write-downs are recognized in the period in which the reduction in net realizable value is identified and are presented within Inventory impairments and write-offs in the Statements of Operations.

Raw material, work-in-process and finished goods are held on the Company’s premises and measured using year-end physical counts. The Company applies a standard-cost system for routine operational measurement; standard costs are reviewed at least annually and are designed to approximate actual cost. At each reporting date, total purchase-price, labor, and overhead variances are analyzed and any portion attributable to inventory remaining on hand is capitalized into inventory, with the remainder recognized in Cost of Goods Sold. Through this process, inventory is presented at amounts that approximate actual cost in accordance with ASC 330. Consigned inventory (goods held at Honeywell and MOOG VMI bin locations but over which the Company retains control per ASC 606-10-55-2) is reported as an asset until control transfers to the customer upon the customer’s consumption of the inventory.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets: machinery and equipment, seven years; computer software (numerical control programming), three years; vehicles, five years; office equipment and furniture and fixtures, five years; and leasehold improvements, the lesser of the estimated useful life of the improvement or the remaining lease term. Maintenance and repairs are expensed as incurred; expenditures that extend an asset’s useful life or increase its capacity are capitalized. Upon disposal, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the Statement of Operations.

The Company evaluates property and equipment for impairment in accordance with ASC 360, Property, Plant, and Equipment, whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. Recoverability is assessed by comparing the carrying amount of the asset (or asset group) to the future undiscounted net cash flows expected to be generated by the asset. If the carrying amount is not recoverable, an impairment loss is measured as the excess of the carrying amount over the asset’s fair value.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, when control of the promised goods transfers to the customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods. See Note 3 for a detailed description of the Company’s revenue policies.

Segment reporting

The Company operates as a single reportable segment under ASC 280, Segment Reporting. The Company’s chief operating decision-maker, who is its president, reviews financial information on a consolidated basis for purposes of allocating resources and assessing performance. All of the Company’s long-lived assets are located in the United States and substantially all of its revenue is generated from customers located in the United States.

Income taxes

The Company is a C corporation and accounts for income taxes under ASC 740, Income Taxes, using the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is established against any deferred tax asset to the extent that, on a more-likely-than-not basis, the asset will not be realized.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

The Company assesses its income tax positions in accordance with ASC 740-10 and recognizes the financial-statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by the relevant taxing authority. Management has evaluated the Company’s tax positions taken or expected to be taken in its tax returns and has concluded that no liability for unrecognized tax benefits is required to be recorded at February 28, 2026 or May 31, 2025. The Company recognizes interest and penalties related to unrecognized tax benefits, if any, within income tax expense. The Company’s federal income tax returns for fiscal years 2022 and forward, and California franchise tax returns for fiscal years 2021 and forward, remain subject to examination by the applicable taxing authorities.

Leases

The Company evaluates its arrangements at inception to determine whether a lease exists under ASC 842, Leases. An arrangement is a lease, or contains a lease, if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Operating-lease right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of fixed lease payments over the lease term, using the Company’s incremental borrowing rate when the rate implicit in the lease is not readily determinable. The Company occupies its principal manufacturing facility under a related-party arrangement with an entity wholly owned by the Company’s two officer-shareholders. The arrangement is not documented by an enforceable written contract and is terminable at will by either party; accordingly, the Company has accounted for the arrangement as a month-to-month tenancy and has not recognized a right-of-use asset or lease liability under ASC 842. Rent expense is recognized on a straight-line basis as incurred. See Note 11 for further detail on the related-party arrangement.

Fair value of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, investments, accounts payable, and notes payable. The carrying values of cash, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying value of notes payable approximates fair value based on their stated interest rates relative to current market rates for comparable instruments. Fair-value measurements of investments are disclosed in Note 9.

Recent accounting pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands segment disclosure requirements to include incremental information about significant segment expenses. The Company adopted ASU 2023-07 on June 1, 2024 and applied the standard retrospectively to the comparative period. Because the Company operates as a single reportable segment, the adoption did not have a material effect on the Company’s financial position, results of operations, or cash flows other than enhanced footnote disclosure.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about an entity’s effective tax-rate reconciliation and income taxes paid. The standard is effective for the Company for annual periods beginning June 1, 2025. The Company is currently evaluating the effect of adoption on its income-tax footnote disclosures and does not expect the adoption to have a material effect on its financial position or results of operations.

Management has reviewed other recently issued accounting pronouncements and does not believe any other pronouncement issued but not yet effective will have a material effect on the Company’s financial statements upon adoption.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

NOTE 3: Revenue from Contracts with Customers

Contracts and performance obligations

The Company enters into contracts with customers pursuant to master supply agreements and individual purchase orders for the sale of machined components. Each purchase order is treated as a separate contract for financial reporting purposes.

Principal versus agent considerations

The Company has assessed whether it acts as a principal or as an agent in its arrangements with customers under ASC 606-10-55-36 through 55-40. The Company has concluded that it is the principal in all of its revenue arrangements because it (i) is primarily responsible for fulfilling the promised goods, (ii) has inventory risk before the goods are transferred to the customer, including with respect to consigned and VMI-held inventory over which the Company retains control until customer consumption, and (iii) has discretion in establishing the price for its components. Accordingly, revenue is recognized on a gross basis at the amount the Company expects to be entitled to in exchange for the components delivered. The Company has determined that each identified part number within a purchase order represents a distinct performance obligation, as the customer can benefit from each part separately and the parts are separately identifiable within the contract.

Transaction prices are fixed per the unit prices stated in each purchase order. The Company’s contracts do not contain material variable consideration, significant financing components, non-cash consideration, or consideration payable to the customer. Sales-related taxes collected from customers on behalf of governmental authorities are excluded from revenue.

Standard shipments

For standard (non-consignment) purchase-order shipments, the Company recognizes revenue at the point in time when control of the goods transfers to the customer. The Company’s customary terms are F.O.B. shipping point, and control transfers, and revenue is recognized, upon shipment from the Company’s facility. Revenue from standard shipments was $886,646 and $632,582 for the three months ended February 28, 2026 and 2025, respectively, and $2,567,153 and $2,194,460 for the nine months ended February 28, 2026 and 2025, respectively.

Vendor-managed inventory (VMI) consignment

The Company sells certain part numbers to Honeywell International Inc. and MOOG, Inc. through vendor-managed inventory (“VMI”) consignment programs. Under these programs, the Company ships goods to customer-operated stocking locations but does not recognize a sale upon shipment. The Company has analyzed the VMI arrangements against the indicators in ASC 606-10-55-2 and has concluded that control of the goods does not transfer to the customer upon shipment to the stocking location because:

(i)	the Company retains legal title to the goods until the customer’s consumption event;

(ii)	the Company retains the right to recall or substitute inventory held at the stocking location at any time prior to customer consumption;

(iii)	the customer has no unconditional obligation to pay for goods until it withdraws inventory for its own production use; and

(iv)	risk of physical loss and obsolescence at the stocking location is contractually borne by the Company until consumption.

Revenue on VMI shipments is therefore recognized at the point in time when the customer draws goods from the stocking location for its own production (the “pull event”), at which point the customer accepts the quantity and unit price reflected in an auto-generated consumption invoice. Revenue from VMI consignment was $387,857 and $382,111 for the three months ended February 28, 2026 and 2025, respectively, and $1,040,251 and $1,001,693 for the nine months ended February 28, 2026 and 2025, respectively.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

The inventory held at customer stocking locations but over which the Company retains control is reported within Inventories on the Balance Sheet as “Consigned (Honeywell + MOOG).” Consigned inventory was $168,855 and $203,236 at February 28, 2026 and May 31, 2025, respectively (see Note 6).

MOOG Philippines consignment

During fiscal year 2025, the Company commenced a separate consignment arrangement with MOOG Philippines. Revenue is recognized on the same pull-event basis described above. Revenue from this program was $0 and $1,240 for the three months ended February 28, 2026 and 2025, respectively, and $0 and $1,240 for the nine months ended February 28, 2026 and 2025, respectively.

Contract balances

The Company does not have material contract assets or contract liabilities. Customer deposits reported on the Balance Sheet ($0 at February 28, 2026; $6,135 at May 31, 2025) represent advance payments received on specific purchase orders for which the related performance obligation had not yet been satisfied at the respective balance sheet date. Customer deposits are recognized as revenue when control of the related goods transfers to the customer.

Disaggregation of revenue

Revenue disaggregated by revenue stream for the three and nine months ended February 28 is as follows:

	3-mo Feb 28, 2026	3-mo Feb 28, 2025	9-mo Feb 28, 2026	9-mo Feb 28, 2025
Sales - standard	$886,646	$632,582	$2,567,153	$2,194,460
Sales - VMI consignment (Honeywell + MOOG)	387,857	382,111	1,040,251	1,001,693
Sales - consignment (MOOG Philippines)	-	1,240	-	1,240
Total Revenue	$1,274,503	$1,015,933	$3,607,404	$3,197,393

NOTE 4: Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash on deposit and accounts receivable. The Company maintains its cash balances with high-credit-quality U.S. financial institutions. Deposits at each institution may at times exceed federally insured limits ($250,000 per depositor, per institution under the Federal Deposit Insurance Corporation); the Company has not experienced any losses on such accounts and does not believe it is exposed to significant credit risk with respect to its cash balances.

The Company sells primarily to large aerospace original equipment manufacturers and their tier-one suppliers. As a result, accounts receivable are concentrated among a limited number of customers. The Company performs ongoing credit evaluations of its customers, maintains specific reserves for receivables deemed uncollectible (see Note 5), and has not historically required collateral from its customers.

Customer and accounts receivable concentrations. During the nine months ended February 28, 2026 and 2025, customers each individually exceeding 10% of revenue accounted for the following approximate percentages of total revenue: Honeywell International Inc. (including authorized distributor and VMI consignment programs), approximately 34% and 48%; The Boeing Company (through Boeing Distribution Services), approximately 23% and 12%; and MOOG, Inc. (including its consignment program), approximately 16% and 15%. No other customer accounted for more than 10% of revenue in either period. At February 28, 2026 and May 31, 2025, balances due from these same customers represented the following percentages of trade accounts receivable: Honeywell International Inc., approximately 58% and 67%; The Boeing Company, approximately 14% and 8%; and MOOG, Inc., approximately 10% and 10%, respectively. Collectively, the three customers represented approximately 83% of trade accounts receivable at February 28, 2026 and approximately 84% at May 31, 2025. Substantially all trade accounts receivable at each balance sheet date is due from customers engaged in the aerospace and defense industry.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

Supplier and accounts payable concentrations. The Company purchases raw materials (principally aluminum, stainless steel, titanium, and high-temperature alloys) and outside-process services (heat treatment, surface finishing) from a limited number of qualified vendors. During the year ended May 31, 2025, the largest single vendor balance represented approximately 12% of total accounts payable at May 31, 2025, and no other vendor exceeded 10% of total accounts payable. At February 28, 2026, two vendors each represented approximately 19% and 18% of total accounts payable, respectively, and no other vendor exceeded 10% of total accounts payable. The Company believes that, while the loss of any one of these suppliers could temporarily disrupt operations, equivalent materials and services are available from alternate qualified sources and the impact of any such disruption would not be material to its financial position or results of operations.

NOTE 5: Accounts Receivable

Accounts receivable, net consists of the following:

	Feb 28, 2026	May 31, 2025
Trade accounts receivable, gross	$399,565	$346,574
Less: allowance for credit losses	(11,517)	(18,786)
Trade accounts receivable, net	$388,048	$327,788

The Company applies ASC 326 (Financial Instruments - Credit Losses) to trade receivables. The allowance for credit losses is estimated using a specific-identification approach supplemented by historical loss experience on aged balances. At each reporting date, management reviews the aging of customer balances, known customer-specific credit issues, and reasonable-and-supportable forecasts of economic conditions affecting the aerospace industry. Account balances are written off against the allowance when management determines the receivable is not collectible.

NOTE 6: Inventories

Inventories are stated at the lower of cost (first-in, first-out basis, applied on a full-absorption standard) or net realizable value. Cost includes direct materials, direct labor, and an allocation of manufacturing overhead, including indirect labor, factory occupancy costs (rent, utilities, repairs), production-employee benefits, production insurance, shop supplies, and perishable tooling. Manufacturing overhead allocated to inventory totaled approximately $178,626 and $169,374 for the three months ended February 28, 2026 and 2025, respectively, and $535,879 and $508,123 for the nine months ended February 28, 2026 and 2025, respectively.

Consigned inventory represents goods physically located at customer-operated stocking locations but over which the Company retains control under the VMI arrangements described in Note 3.

The Company does not maintain a separate inventory valuation reserve; items identified as excess, slow-moving, obsolete, or otherwise unrecoverable are written down directly against the related inventory accounts. Such charges, recognized within Inventory impairments and write-offs in the Statements of Operations, totaled $0 and $0 for the three months ended February 28, 2026 and 2025, respectively, and $695,763 and $0 for the nine months ended February 28, 2026 and 2025, respectively.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

Inventories consist of the following:

	Feb 28, 2026	May 31, 2025
Work in process	$140,089	$88,086
Finished goods	193,773	177,898
Consigned (Honeywell + MOOG)	168,855	203,236
Total inventories	$502,717	$469,220

NOTE 7: Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally seven years for machinery and equipment, five years for office equipment and vehicles, and three years for computer software. Expenditures for major additions and improvements are capitalized; expenditures for routine repairs and maintenance are charged to operations as incurred. Upon retirement or disposal of an asset, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the statement of operations.

Property and equipment consists of the following:

	Feb 28, 2026	May 31, 2025
Machinery and equipment	$2,523,587	$2,523,587
Computer software (NC)	6,484	6,484
Vehicles	29,722	29,722
Office equipment & furniture	65,545	59,058
Total property and equipment, at cost	$2,625,338	$2,618,851
Less: Accumulated depreciation	(2,161,566)	(2,075,224)
Total property and equipment, net	$463,772	$543,627

Depreciation expense was $28,781 and $25,513 for the three months ended February 28, 2026 and 2025, respectively, and $86,342 and $76,540 for the nine months ended February 28, 2026 and 2025, respectively, substantially all of which was included in cost of goods sold as manufacturing overhead.

NOTE 8: Notes Payable and SBA Loan

The Company maintains financing arrangements related to the acquisition of manufacturing equipment. These arrangements consist of term loans with INTECH Funding and U.S. Bank Equipment Finance, and a residual U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loan balance. All borrowings are classified as current based on management’s expectation that the outstanding balances will be settled within twelve months of the balance sheet date.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

	Feb 28, 2026	May 31, 2025
INTECH Funding Corp - equipment note, 5.87% fixed, matures Oct 2027	$52,884	$78,777
U.S. Bank Equipment Finance - equipment note, 7.50% fixed, matures Aug 2028	55,150	70,329
California Bank & Trust - SBA PPP loan, 1.00% fixed, matures Feb 2026	—	12,586
Total notes payable, current portion	$108,034	$161,692
Non-current portion:
INTECH Funding Corp	—	—
U.S. Bank Equipment Finance	—	—
California Bank & Trust - SBA PPP	—	—
Total notes payable, non-current portion	$—	$—
Total notes payable	$108,034	$161,692

The INTECH Funding note was entered into on October 31, 2022 in the original principal amount of $151,338 to finance the acquisition of a Star Swiss automatic lathe. The note bears interest at a fixed annual rate of 5.87%, requires sixty monthly payments of $2,924, and is collateralized by the financed equipment.

The U.S. Bank Equipment Finance note was entered into on July 24, 2023 in the original principal amount of $100,000 to finance the acquisition of a Hyundai WIA HD2200 CNC lathe and ATS bar feeder. The note bears interest at a fixed annual rate of 7.50%, requires fifty-eight monthly payments of $2,086.64, and is collateralized by the financed equipment.

The Company also previously held an equipment note with Newlane Finance Company that financed the acquisition of manufacturing equipment in a prior fiscal year. Scheduled monthly principal and interest payments of $16,013 in aggregate were made during the nine months ended February 28, 2025, fully extinguishing the outstanding balance prior to May 31, 2025. No balance remained outstanding at May 31, 2025 or February 28, 2026, and accordingly the note is not reflected in the table above.

The California Bank & Trust note represents the remaining balance of a Small Business Administration Paycheck Protection Program loan obtained during fiscal year 2021. The loan bears interest at 1.00% per annum and requires monthly payments of $1,408 through final maturity in February 2026.

Interest expense on the notes payable described above totaled $1,949 and $2,372 for the three months ended February 28, 2026 and 2025, respectively, and $7,041 and $9,009 for the nine months ended February 28, 2026 and 2025, respectively, and is included within Other operating expenses on the Statements of Operations. All interest was expensed as incurred (no interest was capitalized into property and equipment), and no accrued but unpaid interest was outstanding at either balance sheet date.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

NOTE 9: Fair Value Measurements

The Company applies ASC 820 (Fair Value Measurement) to financial assets and liabilities measured at fair value on a recurring basis and to non-financial assets subject to non-recurring fair-value measurement (e.g., long-lived asset impairment). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three-level fair-value hierarchy:

Level 1 - quoted prices in active markets for identical assets or liabilities;

Level 2 - observable inputs other than Level 1 quoted prices, including quoted prices for similar assets in active markets, quoted prices in markets that are not active, or other directly observable inputs; and

Level 3 - unobservable inputs reflecting the Company’s own assumptions about the assumptions market participants would use.

Financial assets measured at fair value on a recurring basis consist of the Company’s investments in marketable securities held in a managed brokerage account with Morgan Stanley. The Company’s investments are classified within Level 1 of the hierarchy as fair value is determined by reference to quoted market prices on active exchanges at each reporting date. The Company had no financial liabilities measured at fair value on a recurring basis and no Level 2 or Level 3 recurring measurements at either balance sheet date.

Financial assets measured at fair value on a recurring basis consist of the following:

	Feb 28, 2026	May 31, 2025
Investments - marketable securities (Level 1)	$344,336	$178,657
Total recurring fair value measurements	$344,336	$178,657

The amounts presented on the Balance Sheet represent the period-end fair value of the Company’s marketable equity securities as reported on the Morgan Stanley brokerage statements at each measurement date. The Company marks its investment portfolio to market at each reporting date with the resulting unrealized gains and losses recognized in the Statements of Operations within other income, net. For the nine months ended February 28, 2026, the Company recognized a net realized gain of $26,378 on investment sales and reversed the prior-period cumulative unrealized loss of $15,252 through the Statements of Operations. The net increase in the carrying value of the investment portfolio of $165,679 between May 31, 2025 ($178,657) and February 28, 2026 ($344,336) reflects net purchases and reinvested earnings, net realized gains of $26,378, the reversal of the prior-period cumulative unrealized loss of $15,252, and the mark-to-market adjustment recognized during the period.

NOTE 10: Stockholders’ Equity

Capital stock

The Company is authorized to issue 100,000 shares of capital stock, no par value. At February 28, 2026 and May 31, 2025, there were 10,000 shares issued and outstanding. Because the shares have no par value, no amount is allocated to capital stock; the aggregate consideration of $10,000 received on issuance is reported in paid-in capital.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

Distributions

No distributions to shareholders were declared or paid during the nine months ended February 28, 2026 and 2025.

Changes in retained earnings

Retained earnings increased by $123,492 during the three months ended February 28, 2026 (reflecting net income of $123,492 for the quarter) and increased by $343,903 during the nine months ended February 28, 2026 (reflecting net income of $343,903 for the nine-month period). Retained earnings decreased by $313,582 during the three months ended February 28, 2025 (reflecting the net loss for the quarter) and decreased by $108,061 during the nine months ended February 28, 2025 (reflecting the net loss for the nine-month period). See the Statement of Changes in Stockholders’ Equity for a complete roll forward.

NOTE 11: Commitments and Contingencies

Operating lease - manufacturing facility

The Company occupies its principal manufacturing facility under a related-party arrangement with an entity wholly owned by the Company’s two officer-shareholders (the “Lessor Entity”). The arrangement provides for monthly rental payments of $12,000, or $144,000 per annum, payable in arrears. Rent expense under this arrangement was $36,000 for each of the three months ended February 28, 2026 and 2025 and $108,000 for each of the nine months ended February 28, 2026 and 2025, and is classified within cost of goods sold as manufacturing overhead. The Company has determined that, in substance, the arrangement is a lease under ASC 842 because it conveys the right to control the use of an identified facility for consideration over a period of time, notwithstanding the absence of an enforceable written contract. The arrangement is terminable at will by either party and operates as a month-to-month tenancy. The Company has elected the short-term lease recognition exemption available under ASC 842-20-25-2 for leases with a term of twelve months or less, and accordingly does not recognize a right-of-use asset or lease liability for this arrangement. Rent expense is recognized on a straight-line basis as incurred.

Legal proceedings

During fiscal year 2025, the Company agreed to settle a wage-and-hour class action. The Company accrued $225,000, management’s best estimate of the probable loss, recognized as litigation settlement expense and recorded within accrued settlement liability in current liabilities, with payment expected within twelve months.

Other than the matter described above, the Company is not a party to any material legal proceedings. From time to time the Company may become involved in routine litigation incidental to the conduct of its business; management does not believe any such matters currently pending are likely to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Customer warranties and product-liability claims

The Company’s machined components are subject to product-acceptance inspection by its aerospace customers and, in certain cases, source inspection by the customer’s representative prior to shipment. Rejected parts are reworked or replaced at the Company’s cost; historical rework and rejection costs are not material (approximately $0 and $2,100 for the three months ended February 28, 2026 and 2025, respectively, and a net recovery of approximately $12,500 and costs of approximately $36,900 for the nine months ended February 28, 2026 and 2025, respectively, representing less than 1% of net revenue in each period) and are expensed as incurred. The Company does not provide extended warranties beyond those implied by industry custom and has not recorded a warranty accrual at either balance sheet date.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

NOTE 12: Related Party Transactions

The Company has the following related parties: (i) the Lessor Entity, an entity wholly owned by the Company’s two officer-shareholders that owns the manufacturing facility leased to the Company, and (ii) the two officer-shareholders themselves, who serve as the Company’s sole directors and officers and provide payroll services to the Company.

Facility lease. The Company occupies its principal manufacturing facility under a month-to-month arrangement with the Lessor Entity. Total related-party rent expense recognized was $36,000 for each of the three months ended February 28, 2026 and 2025 and $108,000 for each of the nine months ended February 28, 2026 and 2025. No amounts were payable to, or receivable from, the Lessor Entity at either balance sheet date. The rental rate is believed by management to approximate market terms for comparable light-industrial space in the Company’s geographic area; however, the arrangement was not negotiated at arm’s length and could be modified at the discretion of the parties. See Note 11 for the lease accounting conclusion.

Officer-shareholder compensation. Officer-shareholder compensation, including salary and employer payroll taxes, totaled $67,650 for the three months ended February 28, 2026 and 2025, respectively, and $202,950 for the nine months ended February 28, 2026 and 2025, respectively, and is included within operating expenses.

NOTE 13: Income Taxes

The Company is taxed as a C corporation in the United States and is subject to United States federal income tax and California franchise and income tax. The Company files separate United States federal and California corporate income tax returns on a fiscal-year basis ending May 31.

Current income tax expense totaled $3,662 for each of the three months ended February 28, 2026 and 2025, comprising United States federal income tax of $3,454 and California franchise tax of $208 in each quarter. Current income tax expense for the nine months ended February 28, 2026 and 2025 totaled $10,985 and $10,985, respectively, comprising United States federal income tax of $10,363 and $10,363 and California franchise tax of $622 and $622. The Company has recognized deferred tax assets attributable to its net operating loss carryforwards, against which a full valuation allowance has been recorded (see “Deferred tax assets and valuation allowance” below). The Company has not yet quantified deferred tax assets or liabilities for other temporary differences between the financial-reporting and income-tax bases of its assets and liabilities, principally inventory write-offs, accumulated depreciation, and the allowance for credit losses. Such amounts will be quantified once the Company’s tax provider has prepared a tax-basis balance sheet that reconciles the book-basis adjustments reflected in these financial statements to the corresponding amounts reported on the United States federal income tax return.

Effective income tax rate

The Company’s effective income tax rate differs from the United States federal statutory rate of 21 per cent principally because of the following: (a) significant book-to-tax adjustments arising from inventory write-offs and other items that are recognized in the financial statements but treated differently for income-tax purposes; (b) a full valuation allowance maintained against the Company’s deferred tax assets, which eliminates any income tax benefit that would otherwise arise from the net operating loss carryforwards; (c) state income taxes; and (d) non-deductible permanent differences, including officer life-insurance premiums and the disallowed portion of meals expense. As a result, the Company recorded income tax expense of $10,985 for each of the nine months ended February 28, 2026 and February 28, 2025, an effective rate below the statutory rate when measured against pre-tax income for financial-reporting purposes.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

Components of income tax expense

Income tax expense for the three and nine months ended February 28, 2026 and 2025 consists entirely of current income tax, as follows:

	Three Months Ended February 28,		Nine Months Ended February 28,
	2026	2025	2026	2025
Current United States federal	$3,454	$3,454	$10,363	$10,363
California franchise tax	208	208	622	622
Total current income tax expense	3,662	3,662	10,985	10,985

There were no income taxes paid in cash during the nine months ended February 28, 2026 and 2025.

Net operating loss carryforwards

United States federal net operating loss carryforwards available to the Company at the beginning of the nine months ended February 28, 2026 totaled approximately $1,000. The Company does not expect material utilization of the remaining carryforward during the stub period, leaving a remaining federal net operating loss carryforward of approximately $1,000 at February 28, 2026. These carryforwards arose in tax years beginning after December 31, 2017 and accordingly carry forward indefinitely; however, their utilization in any given year is limited to 80 per cent of taxable income under Section 172(a) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act.

No California net operating loss carryforward remained at May 31, 2025, the carryforwards available at the beginning of fiscal year 2025 having been fully utilized in prior periods. During the nine months ended February 28, 2026, the Company generated a California net operating loss of approximately $4,815, leaving a California net operating loss carryforward of approximately $4,815 at February 28, 2026.

California net operating losses generated in tax years beginning on or after January 1, 2020 are available for a twenty-year carryforward period and accordingly will expire on or about December 31, 2046 if not utilized.

Deferred tax assets and valuation allowance

The Company’s only identified deferred tax asset arises from the net operating loss carry forwards described above. At February 28, 2026, the gross deferred tax asset totaled $1,632, comprising a federal deferred tax asset of $1,206 on a federal net operating loss carry forward of $5,745 measured at the statutory rate of 21 per cent and a California deferred tax asset of $426 on a California net operating loss carry forward of $4,815 measured at the statutory rate of 8.84 per cent. At May 31, 2025, the gross deferred tax asset totaled $195, comprising a federal deferred tax asset of $195 on a federal net operating loss carry forward of $930 measured at the statutory rate of 21 per cent. No other material temporary differences between the financial-reporting and income-tax bases of the Company’s assets and liabilities were identified at either balance-sheet date.

A&B AEROSPACE, INC.

Notes to the Financial Statements (unaudited)

Management assessed the realizability of these deferred tax assets in accordance with ASC 740-10-30-5. Although the Company generated net income for financial-reporting purposes during the nine months ended February 28, 2026, management concluded that, in light of the limited magnitude of the underlying net operating loss carry forwards, the absence of a sustained history of taxable income at the federal level, and the inherent uncertainty in projecting future taxable income against which the carry forwards would be utilized, a full valuation allowance was warranted. Accordingly, a valuation allowance equal to the gross deferred tax asset was recorded at each balance-sheet date, reducing the net deferred tax asset to zero. The valuation allowance increased by $1,437 during the nine months ended February 28, 2026, from $195 to $1,632 (with no material change during the three months ended February 28, 2026), as the Company generated a federal net operating loss of approximately $4,815 and a California net operating loss of approximately $4,815 during the nine-month period. The valuation allowance decreased by $91,481 during the year ended May 31, 2025, from $91,676 to $195, as the underlying net operating loss carry forwards were utilized against taxable income.

No deferred tax liabilities were identified at February 28, 2026 or May 31, 2025.

The utilization of the Company’s remaining net operating loss carryforwards may be subject to annual limitation under Sections 382 and 383 of the Internal Revenue Code if the Company experiences an ownership change, generally defined as a cumulative change of more than 50 percentage points by certain stockholders during a rolling three-year period. The Company has not completed a formal Section 382 and 383 study; however, the Company is not aware of any ownership change events that would limit the utilization of these carryforwards.

Uncertain tax positions

The Company recognizes the financial statement benefit of a tax position only when the position is more likely than not to be sustained on examination by the relevant taxing authority. As of February 28, 2026 and May 31, 2025, the Company had no unrecognized tax benefits, and no tax positions are reported on Schedule UTP of the Company’s federal income tax return. The Company records interest related to uncertain tax positions within interest expense and any related penalties within general and administrative expenses; no such amounts were recognized during the nine months ended February 28, 2026 and 2025.

Open tax years

The Company is subject to taxation in the United States federal jurisdiction and in California. The Company’s federal tax returns for fiscal years ended May 31, 2022 through May 31, 2025 and California tax returns for fiscal years ended May 31, 2021 through May 31, 2025 remain open to examination by the United States Internal Revenue Service and the California Franchise Tax Board, respectively. There were no examinations in progress at February 28, 2026.

NOTE 14: Subsequent Events

The Company has evaluated subsequent events through May 12, 2026, the date these financial statements were available to be issued. No events have occurred subsequent to February 28, 2026 that require recognition or disclosure in these financial statements.